TERMINATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Termination Agreement and General Release (the "Agreement") is entered into by and between Quantum Corporation, a Delaware corporation (“Quantum” or “Company”), and Gerald G. Lopatin (“Mr. Lopatin”), collectively, (the “Parties”).

WHEREAS, the Company and Mr. Lopatin have agreed to mutually and amicably end the employment relationship in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises set forth herein the Parties agree as follows.

1. Definition of Parties: References in this Agreement to “Quantum” shall include any and all parent, subsidiary and affiliated corporations and business entities and all shareholders, officers, directors, agents, managers, employees, representatives, attorneys, and successors and assigns of those corporations and entities. References in this Agreement to “Gerald G. Lopatin” or “Mr. Lopatin” shall include all of his representatives, attorneys, heirs, and successors and assigns.

2. Quantum's Consideration For Agreement: Quantum agrees to provide Mr. Lopatin with the following benefits. These benefits are in addition to any payments or benefits to which Mr. Lopatin is otherwise eligible as a result of the termination of his employment:

a) Severance Pay.

     Quantum agrees to pay Mr. Lopatin the sum of One Hundred Sixty Six Thousand, Nine Hundred and Twenty Three Dollars and Seven Cents ($166,923.07). This payment represents the sum of Mr. Lopatin’s base salary for a 26-week period, plus an additional one week of base pay for each full year of service (as of the Termination Date, he will have completed two (2) full years of service). This amount shall be paid by check in a single lump sum less all normal payroll deductions on the first payroll date following the later of the Effective Date or the Termination Date.

b) Benefit Continuation.

     If Mr. Lopatin is enrolled in a medical, dental, vision or Employee Assistance Program (EAP) plan sponsored by Quantum on the Termination Date, he shall be entitled to continuation of such benefits at no additional cost to him through COBRA for the period of time beginning on the Termination Date and ending six (6) months thereafter (the “Benefit Continuation Period”). Mr. Lopatin’s benefit continuation coverage will end on February 28, 2011. The cost of such COBRA coverage shall be paid directly by the Company for the Benefit Continuation Period. Thereafter, Mr. Lopatin has the option to continue coverage for the remainder of the COBRA period at his own cost.

c) Life Insurance.

     If Mr. Lopatin elects to convert his group-term life insurance coverage in effect at the time of his Termination Date to an individual life insurance policy, Mr. Lopatin shall be responsible for paying the full cost of the individual life insurance policy. However, Quantum will reimburse Mr. Lopatin for the cost of the first two months of his individual coverage. If Mr. Lopatin is a “specified employee” (as described in paragraph (g) below) on the Termination Date, such reimbursement shall be made to Mr. Lopatin on the date six (6) months and one (1) day following his Termination Date (or, in the event of his death, at such earlier time as provided in paragraph (g) below).

d) Outplacement.

     Quantum agrees to provide Mr. Lopatin with outplacement services through Right Management, for a period of up to six (6) months following Mr. Lopatin’s last day of regular employment. The cost of this service shall be paid directly by the Company to Right Management.

e) Stock Options.

     Mr. Lopatin’s vested stock options shall remain exercisable for three (3) months following his Termination Date. Any unvested stock options held by Mr. Lopatin as of his Termination Date shall be forfeited as of his Termination Date.

f) Restricted Shares and Restricted Stock Units.

     Any unvested restricted shares and/or restricted stock units held by Mr. Lopatin as of his Termination Date shall be forfeited as of his Termination Date.

g) Code Section 409A.

     (i) Notwithstanding anything to the contrary in this Agreement, if Mr. Lopatin is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Mr. Lopatin’s termination of employment (other than due to death), then the severance benefits payable to Mr. Lopatin under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Mr. Lopatin on or within the six (6) month period following the Termination Date will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the Termination Date. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Mr. Lopatin dies following his termination of employment but prior to the six (6) month anniversary of his Termination Date, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to Mr. Lopatin’s estate as soon as administratively practicable after the date of Mr. Lopatin’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

     (ii) This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Corporation and Mr. Lopatin agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Mr. Lopatin under Section 409A.

3. Last Day of Employment: Mr. Lopatin’s last day of active regular employment as an Executive Vice President at Quantum shall be July 23, 2010, thereafter and until such time as the Termination Date occurs, Mr. Lopatin shall remain employed and shall actively provide transition services to ensure the orderly transition of his position, duties and responsibilities to his successor or such other person designated by Quantum. During this transition period, Mr. Lopatin will continue to receive his salary at the rate in effect as of the date of this Agreement. Mr. Lopatin’s Termination Date is currently August 22, 2010. With the prior consent of Mr. Lopatin, Quantum reserves the right to reschedule or change the Termination Date without additional consideration.

4. Waiver of All Legal Claims: In consideration for the payments and promises described above, Mr. Lopatin does hereby completely release and forever discharge Quantum from all claims, rights, obligations, and causes of action of any and every kind and character, known or unknown, which Mr. Lopatin may now have, or has ever had, arising from or in any way connected with the employment relationship between the parties, any actions during that relationship, or the termination of that relationship.

     This release includes but is not limited to: a) all "wrongful discharge" or "wrongful termination" claims; b) all claims relating to any contracts of employment, express or implied; c) all claims for breach of any covenant of good faith and fair dealing, express or implied; d) all claims for any tort of any nature; e) all claims for attorney's and accountant’s fees and costs; and f) all claims under any federal, state, or municipal statute, ordinance, regulation or constitution, including specifically any claims under the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act and any other laws or regulations relating to taxation, employment or employment discrimination.

5. Confidentiality Provision: Mr. Lopatin agrees that the terms and conditions of this Agreement are strictly confidential and shall not be disclosed to any other person except his immediate family, his legal counsel, taxing authorities in connection with his filing of federal or state tax returns, or as otherwise required by legal process or applicable law. If Mr. Lopatin makes authorized disclosure of this Agreement to such third parties he shall do whatever possible to prevent further dissemination or disclosure of that information by those persons. The parties agree that damages for breach of this confidentiality provision would be difficult to prove with certainty. Accordingly, Mr. Lopatin agrees that if he breaches this confidentiality provision he shall pay to Quantum liquidated damages of five hundred dollars ($500) for each breach, which sum is a reasonable estimate of the damages to Quantum likely to result from such breach. Quantum shall be entitled to immediate injunctive relief to enforce this confidentiality provision and Mr. Lopatin shall be further liable for Quantum’s reasonable attorney fees incurred in any effort to remedy Mr. Lopatin’s breach of this provision.

6. Mr. Lopatin’s Acknowledgment of California Civil Code § 1542: Mr. Lopatin states that he has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mr. Lopatin understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Having been so apprised, Mr. Lopatin nevertheless hereby voluntarily elects to, and does, waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown, from the subject of this Agreement.

7. Unemployment Compensation: The parties agree that the termination of Mr. Lopatin’s employment by Quantum should be considered an involuntary termination for purposes of determining Mr. Lopatin’s eligibility for unemployment compensation benefits, subject to the ultimate determination of eligibility for benefits by the applicable governmental agencies.

8. Non-Admission Clause: Nothing in this Agreement shall be construed as an admission by Quantum of any wrongdoing by the Company or any liability arising from the subjects covered in this Agreement.

9. Entire Agreement: This Agreement constitutes the entire understanding of the parties on the subjects covered. Mr. Lopatin expressly warrants that: a) he has read and fully understands this Agreement; b) he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; c) he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained in this document; and d) he is executing this Agreement voluntarily, free of any duress or coercion.

10. Effective Date: This Agreement shall become effective on the eighth (8th) day following the date on which Mr. Lopatin signs it. It is understood that Mr. Lopatin may revoke his consent to this Agreement in the seven day period following the date on which he signs the Agreement.

11. Compliance with Older Workers Benefit Protection Act: Mr. Lopatin acknowledges that Quantum has advised him: a) that he should consult with an attorney prior to signing this Agreement; b) that he has twenty-one (21) days in which to consider whether he should sign this Agreement; and c) that if he signs this Agreement, he will be given seven (7) days following the date in which he signs to revoke the Agreement and it would not be effective until after this seven-day period had lapsed.

12. Return of Property: To the extent he has not already done so, Mr. Lopatin shall upon his last day of regular employment, return to Quantum, all Quantum property, including all keys, credit cards, files, documents, business records, customer records, computer discs, computer, telephone and other Quantum property and assets that may be in his possession or control.

13. Non-Disparagement: Mr. Lopatin agrees not to make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action, which may, directly or indirectly, disparage Quantum its officers, directors, employees, advisors, businesses or reputations. Quantum agrees that it will not make statements or representations, or take any action which may, directly or indirectly, disparage Mr. Lopatin or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Mr. Lopatin or Quantum from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

14. Construction of Agreement: This Agreement shall not be construed in favor of or against any of the parties hereto, regardless of which party initially drafted it. This Agreement was reached through arms-length negotiations by the parties and their respective counsel, and it represents a final, mutually agreeable compromise.

15. Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

Acknowledged and Agreed:

Dated: 21 July 2010	/s/ Barbara Barrett
Barbara Barrett
For Quantum Corporation

Dated: 19 July 2010	/s/ Gerald Lopatin
Mr. Gerald G. Lopatin